Exhibit 2.2

Amber International Holding Limited – Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

  Share Capital is US$1,300,000 divided into 1,300,000,000 shares comprising of

i)1,191,000,000 Class A Ordinary Shares of a nominal or par value of US$0.001 each
ii)109,000,000 Class B Ordinary Shares of a nominal or par value of US$0.001 each

THIS IS TO CERTIFY THAT [Name of Shareholder] is
the registered holder of [No. of Shares] Class A Ordinary Shares in the above-named
Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the Company on by:

DIRECTOR